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                                                                   EXHIBIT 10.21

                       APPENDIX B TO GENERAL INSTRUCTIONS
                 CHECKLIST OF EMPLOYER ADMINISTRATIVE ELECTIONS

             American Stone Corporation 401(k) Profit Sharing Plan

     The Prototype Plan permits the adopting employer (or the advisory committee) to make certain administrative elections not reflected in the adoption agreement. This form lists those administrative elections and provides a means of recording your decision.

     1. Section 1.09 - Definition of highly compensated employee. The plan permits the employer to make a calendar year election for purposes of identifying highly compensated employees.

         [ ]     The plan will use the calendar year election.
         [x]     The plan will not use the calendar year election.

     2. Section 1.12(B) - Nondiscrimination definition of compensation. When testing discrimination under the plan, the plan permits the employer to elect to "gross up" an employees compensation by the amount of his elective contributions for the year.

         [x]     The plan will "gross up" compensation for elective
                 contributions.
         [ ]     The plan will exclude elective contributions.

         [Note: This election solely is for purposes of testing discrimination. The election does not affect the employer's election under Option (a) or (b) of Adoption Agreement Section 1.12. The elections under Adoption Agreement Section 1.12 apply to the definition of compensation for purposes of making allocations of employer contributions and participant forfeitures.]

     3.  Section 4.03.  Rollover contributions.

         [x]     The plan accepts rollover contributions.
         [ ]     The plan does not accept rollover contributions.

     4. Section 7.04. If your plan has a discretionary trustee, Section 7.04 authorizes the employer to enter into a written agreement with the trustee permitting the employer to direct investments. Legal counsel should assist you in this arrangement.

     5. Section 8.10. If the trustee agrees, the plan authorizes participant direction of investment. The adopting employer, the advisory committee and the trustee should agree to the conditions and limitations of participant direction of investment. Legal counsel should assist you with this election.

         [x]     The plan will permit participant direction of investment.
         [ ]     The plan will not permit participant direction of investment.

     6. Section 9.04. The plan authorizes the advisory committee to adopt a written loan policy to permit participant loans.

         [ ]     The plan will permit participant loans.
         [x]     The plan will not permit participant loans.

     7. Section 11.01. The plan may invest in life insurance on behalf of a participant's account, subject to participant consent.

         [ ]     The plan will invest in life insurance contracts.
         [x]     The plan will not invest in life insurance contracts.

     /s/ David Tyrrell                                18th Nov '98
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     David Tyrrell, President                         Date